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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       to
                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                                Administaff, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   007094 105
             ------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement. |_| (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-----------------------------                               --------------------
CUSIP No.          007094 105                                          -1-
-----------------------------                               --------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Paul J. Sarvadi (1)                              ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)    /_/

                                                                   (b)   /x/ (1)

--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES              ------------------------------------------------
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY             ------------------------------------------------
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING            ------------------------------------------------
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH
-------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

                                  SCHEDULE 13G

-----------------------------                              ---------------------
CUSIP No.          007094 105                                        -2-
----------------------------                              --------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Richard G. Rawson (1)                           ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   /_/

                                                                    (b)   /x/(1)
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES              ------------------------------------------------
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY             ------------------------------------------------
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING            ------------------------------------------------
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

                                  SCHEDULE 13G

-----------------------------                                  -----------------
CUSIP No.          007094 105                                         -3-
-----------------------------                                  -----------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Scott C. Hensel (1)                      ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  /_/

                                                                    (b)  /x/(1)
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES              ------------------------------------------------
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY             ------------------------------------------------
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING            ------------------------------------------------
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

                                  SCHEDULE 13G

-----------------------------                               --------------------
CUSIP No.          007094 105                                        -4-
-----------------------------                               --------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          James W. Hammond (1)                   ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  /_/

                                                                 (b)  /x/ (1)
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES              ------------------------------------------------
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY             ------------------------------------------------
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING            ------------------------------------------------
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

                                  SCHEDULE 13G

-----------------------------                              ---------------------
CUSIP No.          007094 105                                       -5-
-----------------------------                              ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Paul S. Lattanzio (1)                       ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  /_/

                                                                  (b) /x/ (1)
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES              ------------------------------------------------
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY             ------------------------------------------------
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING            ------------------------------------------------
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

                                  SCHEDULE 13G

-----------------------------                               --------------------
CUSIP No.          007094 105                                       -6-
-----------------------------                               --------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Stephen M. Soileau (1)                          ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) /_/

                                                                 (b) /x/ (1)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES              ------------------------------------------------
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY             ------------------------------------------------
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING            ------------------------------------------------
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

\

SCHEDULE 13G

-----------------------------                                 ------------------
CUSIP No.          007094 105                                     -7-
-----------------------------                                 ------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          David W. Russell (1)                          ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)   /_/
                                                                (b)   /x/ (1)
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES              ------------------------------------------------
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY             ------------------------------------------------
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING            ------------------------------------------------
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

                                  SCHEDULE 13G

-----------------------------                                -------------------
CUSIP No.          007094 105                                      -8-
-----------------------------                                -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          William E. Lange (1)                         ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/

                                                                    (b) /X/ (1)
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

           NUMBER OF            5        SOLE VOTING POWER
            SHARES
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

                                  SCHEDULE 13G

-----------------------------                               --------------------
CUSIP No.          007094 105                                       -9-
-----------------------------                               --------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Sarvadi Family Foundation (1)                 76-0453518
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /_/

                                                                   (b)  /x/ (1)
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

                                  SCHEDULE 13G

-----------------------------                                -------------------
CUSIP No.          007094 105                                     -10-
-----------------------------                                -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          McIntosh Charitable Remainder UniTrust (1)       76-6091470
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  /_/

                                                                  (b)  /x/ (1)
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

                                  SCHEDULE 13G

-----------------------------                               --------------------
CUSIP No.          007094 105                                    -11-
-----------------------------                               --------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Hammond Family Foundation (1)                 76-0413386
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)   /_/

                                                                (b)  /x/ (1)
--------------------------------------------------------------------------------
3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

           NUMBER OF            5        SOLE VOTING POWER
            SHARES
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

                                  SCHEDULE 13G

-----------------------------                                -------------------
CUSIP No.          007094 105                                       -12-
-----------------------------                                -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Gary and Nancy Reed Foundation (1)                76-0414404
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  /_/

                                                                  (b)  /x/(1)
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

                                  SCHEDULE 13G

-----------------------------                                  -----------------
CUSIP No.          007094 105                                       -13-
-----------------------------                                  -----------------


1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Board of Directors of the Texas Growth Fund-1991 Trust (1)
                                                                     74-6399808
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  /_/

                                                                (b)  /x/ (1)
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

           NUMBER OF            5        SOLE VOTING POWER
            SHARES
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

                                  SCHEDULE 13G

-----------------------------                                    ---------------
CUSIP No.          007094 105                                          -14-
-----------------------------                                    ---------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          TGF Management Corp. (1)                      74-2637520
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)   /_/

                                                                  (b)   /x/ (1)
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES              ------------------------------------------------
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY             ------------------------------------------------
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING            ------------------------------------------------
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         /_/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IV, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

                                  SCHEDULE 13G

-----------------------------                                   ----------------
CUSIP No.          007094 105                                        -15-
-----------------------------                                   ----------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Pyramid Ventures, Inc. (1)                        13-3407479
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   /_/

                                                                 (b)   /x/ (1)
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IV, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

                                  SCHEDULE 13G

-----------------------------                              ---------------------
CUSIP No.          007094 105                                     -16-
-----------------------------                              ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Gerald M. McIntosh (1)                               ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)   /_/

                                                                (b)   /x/ (1)
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

                                  SCHEDULE 13G

-----------------------------                                   ----------------
CUSIP No.          007094 105                                         -17-
-----------------------------                                   ----------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Gary F. Reed (1)                                   ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /_/

                                                                   (b)  /x/ (1)
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES              ------------------------------------------------
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY                           -0-
             EACH               ------------------------------------------------
          REPORTING             7        SOLE DISPOSITIVE POWER
           PERSON               ------------------------------------------------
            WITH                8        SHARED DISPOSITIVE POWER
                                                 -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) This Statement on Schedule 13G is being filed solely to report the dissolution of a group as a result of the termination of a voting agreement. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity. See Item 2 and Item 5.

Item 1.

         (a)      Name of Issuer:

                           Administaff, Inc.

         (b)      Address:

                           19001 Crescent Springs Drive
                           Kingwood, Texas 77339-3802

Item 2.

         This Statement on Schedule 13G relates to the beneficial ownership of shares of common stock, par value $.01 per share (the "Common Stock"), of Administaff, Inc., a Delaware corporation (the "Company" or the "Issuer"), which has its principal executive offices at 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802.

         This Statement on Schedule 13G is being jointly filed by Paul J. Sarvadi, Gerald M. McIntosh, Richard G. Rawson, William E. Lange, Scott C. Hensel, James W. Hammond, Gary F. Reed, the Sarvadi Family Foundation, the McIntosh Charitable Remainder Unit Trust (the "McIntosh Trust"), the Hammond Family Foundation (the "Hammond Foundation"), the Gary and Nancy Reed Foundation (the "Reed Foundation"), the Board of Trustees of the Texas Growth Fund-1991 Trust ("TGF"), and Pyramid Ventures, Inc. ("PVI") (collectively the "Parties"), together with Paul S. Lattanzio, Stephen M. Soileau, David W. Russell, and TGF Management Corp. (the "Joint Filers" and, collectively with the Parties the "Reporting Persons").

         Each of the Parties included in this Statement on Schedule 13G had previously been a party to a voting agreement (the "Voting Agreement") which was terminated as of October 31, 1997. As a result, the reporting obligations which were previously necessitated by the Voting Agreement have been terminated, and all further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity.

         In addition, the Joint Filers, who were not parties to the Voting Agreement, but filed only because they might have been deemed to have beneficial ownership of the Common Stock due to their affiliation with, control of or position in entities that are Parties, are no longer required to file with respect to the Voting Agreement. The Joint Filers will file separate schedules, if required, in their individual capacity.

ITEM 2.     (A), (B), (C) NAMES OF PERSONS FILING; ADDRESS; CITIZENSHIP

         Parties.
         --------

         1. Paul J. Sarvadi. Paul J. Sarvadi's business address is in care of the Company, 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802. Mr. Sarvadi is a citizen of the United States.

         2. Gerald M. McIntosh. Gerald M. McIntosh's business address is in care of the Company, 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802. Mr. McIntosh is a citizen of the United States.

         3. Richard G. Rawson. Richard G. Rawson's business address is in care of the Company, 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802. Mr. Rawson is a citizen of the United States.

         4. Scott C. Hensel. Scott C. Hensel's business address is in care of the Company, 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802. Mr. Hensel is a citizen of the United States.

         5. James W. Hammond. James W. Hammond's business address is in care of the Company, 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802. Mr. Hammond is a citizen of the United States.

         6. William E. Lange. William E. Lange's business address is 2119 Parkdale Drive, Kingwood, Texas 77339. Mr. Lange is a citizen of the United States.

         7. Gary F. Reed. Gary F. Reed's address is 2614 Riverlawn Drive, Kingwood, Texas 77339. Mr. Reed is a citizen of the United States.

         8. The Sarvadi Family Foundation. The Sarvadi Family Foundation's principal business address is 2214 Pleasant Creek, Kingwood, Texas 77345. The Sarvadi Family Foundation was founded in Texas.

         9. The McIntosh Charitable Remainder Unit Trust. The McIntosh Trust's principal business address is 3302 Riverlawn Drive, Kingwood, Texas 77339. The McIntosh Trust was founded in Texas.

         10. The Hammond Family Foundation. The Hammond Foundation's principal business address is 1943 Running Springs, Kingwood, Texas 77339. The Hammond Foundation was founded in Texas.

         11. Gary and Nancy Reed Foundation. The Reed Foundation's principal business address is 2614 Riverlawn Drive, Kingwood, Texas 77339. The Reed Foundation was founded in Texas.

         12. Board of Directors of the Texas Growth Fund-1991 Trust. The principal business address for TGF is c/o TGF Management Corp., 100 Congress Avenue, Suite 980, Austin, Texas 78701. The Trust was organized in Texas.

         13. Pyramid Ventures, Inc. PVI's principal business address is in care of BT Partners, Inc., 130 Liberty Street, 34th Floor, New York, New York 10006.

         Joint Filers.
         -------------

         1. Paul S. Lattanzio. Paul S. Lattanzio's business address is in care of BT Partners, Inc., 130 Liberty Street, 34th Floor, New York, New York 10006. Mr. Lattanzio is a citizen of the United States.

         2. Stephen M. Soileau. Stephen M. Soileau's business address is 100 Congress Avenue, Suite 980, Austin, Texas 78701. Mr. Soileau is a citizen of the United States.

         3. David W. Russell. David W. Russell's address is 15418 Shanghai, Houston, Texas 77040. Mr. Russell is a citizen of the United States.

         4. TGF Management Corp. The principal business address for TGF Management Corp. is 100 Congress Avenue, Suite 980, Austin, Texas 78701. This organization was organized in Texas.


ITEM 2.  (D)      TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $0.01 per share

ITEM 2.  (E)      CUSIP NUMBER:

                           00 7094 105

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         As a group, the Reporting Persons, as a result of the termination of the Voting Agreement, have ceased to be beneficial owners of more than five percent of the Common Stock of the Company. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         The Voting Agreement among the Parties has been dissolved, and all further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group in their individual capacity.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1998

                                                /s/   Paul J. Sarvadi
                                                --------------------------------
                                                      Paul J. Sarvadi

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:   February 12 , 1998

                                                /s/ Gerald M. McIntosh
                                                --------------------------------
                                                    Gerald M. McIntosh

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1998

                                                     /s/ Richard G Rawson
                                                     ---------------------------
                                                         Richard G. Rawson

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:   February 12, 1998

                                                   /s/   Scott C. Hensel
                                                   -----------------------------
                                                         Scott C. Hensel

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:   February 12, 1998

                                                 /s/   James W. Hammond
                                                 -------------------------------
                                                       James W. Hammond

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1998

                                              /s/   Stephen M. Soileau
                                              ----------------------------------
                                                    Stephen M. Soileau

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998

                                                 /s/   David W. Russell
                                                 -------------------------------
                                                       David W. Russell
\

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998

                                               /s/   William E. Lange
                                               ---------------------------------
                                                     William E. Lange

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998

                                                /s/   Gary F. Reed
                                                --------------------------------
                                                      Gary F. Reed

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1998

                                           The Sarvadi Family Foundation


                                           By:      /s/   Paul J. Sarvadi
                                               ---------------------------------
                                                    Paul J. Sarvadi, President

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998

                                          The McIntosh Charitable Remainder
                                             UniTrust


                                          By:   /s/  David W. Russell, Trustee
                                               ---------------------------------
                                                     David W. Russell, Trustee

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998

                                        The Hammond Family Foundation


                                        By:      /s/   James W. Hammond
                                             -----------------------------------
                                                 James W. Hammond, President

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998

                                        Gary and Nancy Reed Foundation


                                        By:      /s/   Gary F. Reed, President
                                              ----------------------------------
                                                 Gary F. Reed, President

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 1998

                                 The Board of Directors of The Texas Growth
                                 Fund-1991 Trust

                                     By:  TGF Management Corp.,
                                          as Executive Director


                                          By:      /s/   Janet Waldeier
                                               ---------------------------------
                                               Janet Waldeier,
                                               Vice President

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998

                                       TGF Management Corp.


                                       By:      /s/   Janet Waldeier
                                            ------------------------------------
                                                      Janet Waldeier,
                                                      Vice President

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February  13, 1998

                                              Pyramid Ventures, Inc.


                                               By:     /s/ Brian Talbot
                                                    ----------------------------
                                                       Brian Talbot

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February  12, 1998

                                                      /s/   Paul Lattanzi
                                                      ------------------------
                                                            Paul Lattanzio